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                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, DC 20549

                                                                FORM 4

                                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                Filed pursuant to Section 16(a) of the
                                  Securities Exchange Act of 1934, Section 17(a)
                                  of the Public Utility Holding Company Act of
                                  1935 or
                                          Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

==================================================================================================================================
1.       Name and Address of Reporting Person*

         Last, First, Middle:               Deutsche Bank AG
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         Street:                    Taunusanlage 12
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         City, State, Zip:          60325 Frankfurt am Main,  Federal Republic of Germany
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2.       Issuer Name and Ticker or Trading Symbol
                                    The Brazilian Equity Fund, Inc. (NYSE: BZL)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.                                  Statement for Month/Year January 13, 2003
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5.       If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (     ) Director                            (  X  ) 10% Owner
         (     ) Officer (give title below)          (     ) Other (specify below)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         ( X ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person
==================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

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====================================================================================================================================
                                      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
- -------------- ----------- ------------ ----------------------------------------------- ------------------ -----------------------
  1.  Title of   2.          3.          4.Securities Acquired (A) or  5.  Amount of       6. Ownership       7. Nature of Indirect
  Security       Transaction Transaction  Disposed of (D)              Securities         Form: Direct (D)   Beneficial Ownership
      (Instr. 3) Date        Code            (Instr. 3, 4 and 5)       eneficially Owned   or Indirect (I)       (Instr. 4)
                 (Month/Day/   (Instr. 8)                              at End of Month       (Instr. 4)
                 Year)                                                (Instr. 3 and 4)
- -------------- ----------- ------------ ---------------------------- ------------ ------------- ----------------------------------
- -------------- ----------- -------- --- ---------- --------- ------- ------------ ------------- ----------------------------------
                                                      (A)
                                                       or
                              Code     V     Amount   (D)       Price
- -------------- ----------- -------- --- ---------- --------- ------- ------------ ------------- ----------------------------------
- -------------- ----------- -------- --- ---------- --------- ------- ------------ ------------- ----------------------------------
  The Brazilian
  Equity Fund,      1/13/03     P             39,700    A       $3.80     771,500         D
  Inc.

  Common Stock,
  $0.001 Par
  Value
= ============== =========== ======== === ========== ========= ======= ============= ============ ==================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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====================================================================================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
-- ---------- ---------- ----------- ----------- ------------- --------------- ---------- ----------- ----------- ------------ -----
  1.         2.         3.          4.          5. Number      6. Date       7.Title and  8. Price    9.      10. Ownership 11.
  Title of   Conversion Transaction Transaction of Derivative Exercisable and Amount of  of          Number of  Form of    Nature of
  Derivative or         Date(Month/ Code        Securities    Expiration Date Underlying Derivative  Derivative Derivative  Indirect
  Security   Exercise   Day/Year)  (Instr. 8) Acquired (A) or (Month/Day/Year)Securities Security    Securities Security: Beneficial
  (Instr. 3) Price of                          Disposed of (D)                (Instr. 3  (Instr. Beneficially Direct (D) orOwnership
              Derivative                        (Instr. 3, 4                   and 4)      5)         Owned at  Indirect (I) (Instr.
              Security                           and 5)                                                End of   (Instr. 4)      4)
                                                                                                       Month
                                                                                                     (Instr. 4)
-- ---------- ---------- ----------- ----------- ------------- --------------- ---------- ----------- ----------- ------------ -----
-- ---------- ---------- ----------- ------- --- -------- ---- ----------- --- ---------  ----------- ----------- ------------ -----
                                                                                        Amount or
                                                                   Date  Expiration      Number of
                                      Code    V    (A)      (D) Exercisable Date  Title  Shares
-- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- --------
-- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- --------

(1)
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------

(2)
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------

(3)
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------

---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------
---- ---------- ---------- ----------- ------- --- -------- ----- ----------- ---- ------- ---------- ----------- ----------- ------

==== ========== ========== =========== ======= === ======== ===== =========== ==== ======= ========== =========== =========== ======

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



Jeffrey A Ruiz/ Vice President              1/13/03

Signature of Reporting Person               Date

Margaret M. Adams/Director                  1/13/03

Signature of Reporting Person               Date

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